Exhibit 99.1

Evergreen Energy Inc. Closes $95 Million in Convertible Secured Notes

CEO Labels Successful Financing Package An Important Step Toward Delivering Results

DENVER, July 30, 2007 — Evergreen Energy Inc. (NYSE Arca: EEE) President and CEO Kevin R. Collins today cited the successful closing of $95 million in convertible secured notes due 2012 as the latest step forward in the company’s drive to deliver on the environmental and economic potential of its refined coal technology.

“This financing furthers our financial stability and allows us to look to the future,” said Collins. “This ensures our operating cash and the cash necessary to optimize our Fort Union plant and make deposits on long lead items necessary for the construction and completion of our K-Fuel® and K-Directsm plants. This funding will help secure our long term success.”

“We are on the brink of commercial success at our coal refinery in Gillette, Wyoming, a unique American technology that can offer the world an almost immediate solution that delivers cleaner, more efficient use of abundant coal reserves in ways that make economic sense,” Collins said. “That is a laudable goal for any company or country at any time, but at this particular time when America faces a national crisis regarding energy security and an environmental crisis in global warming it is critical that Evergreen succeed, and this financing goes a long way to ensuring that it will.”

About Evergreen Energy Inc.

Evergreen Energy Inc. refines coal into a cleaner, more efficient, and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. Our actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

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